Exhibit 99.1
RELEASE 8:00AM — APRIL 19, 2006

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS A
21.5% INCREASE IN 2006 FIRST QUARTER EARNINGS
Quarterly Cash Dividend Declared of $0.075 Per Common Share
Change in Annual Meeting Date
Paramus, New Jersey, April 19, 2006 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today the results of its operations for the three-month period ended March 31, 2006.
Financial Highlights
•	Net income was $75.2 million for the first quarter of 2006, an increase of 21.5% as compared to the first quarter of 2005.

•	Basic and diluted earnings per common share were $0.14 and $0.13, respectively, for the first quarter of 2006. Basic and diluted earnings per common share were both $0.11 for the first quarter of 2005. Earnings per share, dividends per share and share counts for quarterly and year-to-date periods prior to the second quarter of 2005 have been adjusted to reflect the 3.206 to 1 stock split effected as part of our second-step conversion in June 2005.

•	At its meeting yesterday, the Board of Directors declared a quarterly cash dividend of $0.075 per common share. The cash dividend is payable on June 1, 2006 to stockholders of record at the close of business on May 5, 2006.

•	Net interest income was $157.7 million for the first quarter of 2006, an increase of 25.3% as compared to the first quarter of 2005.

•	Our annualized return on average stockholders’ equity for the first quarter of 2006 was 5.80% compared with 17.21% for the first quarter of 2005. Our annualized return on average assets for the first quarter of 2006 was 1.04% compared with 1.21% for the first quarter of 2005.

•	Our net interest rate margin was 2.17% for the first quarter of 2006 compared with 2.45% for the first quarter of 2005. Our net interest rate spread was 1.48% for the first quarter of 2006 compared with 2.23% for the first quarter of 2005.

•	Our efficiency ratio for the first quarter of 2006 was 24.09% compared with 23.71% for the first quarter of 2005.

•	Total loans increased $971.4 million to $16.03 billion at March 31, 2006. This increase reflected purchases and originations of first mortgage loans of $811.2 million and $518.6 million,

respectively, during the first quarter of 2006 compared with $785.6 million and $322.7 million, respectively, during the first quarter of 2005.

•	Non-performing loans as a percent of total loans were 0.12% as of March 31, 2006 compared with 0.13% as of December 31, 2005. The allowance for loan losses as a percent of non-performing loans was 136.96% as of March 31, 2006 compared with 141.84% as of December 31, 2005.

•	Borrowed funds increased $1.50 billion to $12.85 billion at March 31, 2006. The funds borrowed during the first quarter of 2006 amounted to $1.75 billion and have maturities of ten years and initial call dates ranging from one to three years.
“This past quarter we experienced a continuation of the flat yield curve and further pressure on net interest margins and net interest spreads,” said Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer. “However, our ability to grow our assets, at an annualized rate in excess of 20% during the quarter, mitigated the effects of the shrinking net interest margin and allowed us to maintain our net income at levels equivalent to prior quarters. Asset growth is part of our capital management strategy along with the payment of dividends and repurchases of our common stock. We have the ability to maintain this strategy due to the capital raised from the highly successful second-step conversion we completed last year. The acquisition of Sound Federal complements this strategy as it moves our franchise into new markets with similar demographics that we believe are underserved by the products and services we offer,” added Mr. Hermance.
Annual Meeting Date
At its meeting yesterday, the Board of Directors established June 8, 2006 as the date of the annual meeting of shareholders. This date is a change from the previously announced annual meeting date. The record date for stockholders eligible to vote at the meeting will remain April 14, 2006, as previously announced.
Sound Federal Acquisition
During the first quarter of 2006, we announced the execution of a definitive agreement to acquire Sound Federal Bancorp, Inc. (“Sound Federal”) for $20.75 per share in cash, representing an aggregate transaction value of approximately $265 million. Sound Federal, with $1.15 billion in assets and $969.6 million in deposits as of December 31, 2005, operates 14 branches in New York’s Westchester, Rockland, and Putnam Counties as well as Fairfield County, Connecticut. This acquisition further enhances the already attractive demographics of our branch network footprint and complements our organic branch growth strategy. The transaction is subject to approval by shareholders of Sound Federal as well as customary regulatory approvals and is expected to close in the early summer of 2006.
Statement of Income Summary
Our results of operations depend primarily on net interest income, which, in part, is a direct result of the market interest rate environment. Net interest income is the difference between the interest income we earn on our interest-earning assets, primarily mortgage loans, mortgage-backed securities and investment securities, and the interest we pay on our interest-bearing liabilities, primarily time deposits, interest-bearing transaction deposits and borrowed funds. Net interest income is affected by the shape of the market yield curve, the timing of the placement and repricing of interest-earning assets and interest-bearing liabilities on our balance sheet, and the prepayment rate on our mortgage-related assets. Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, government policies and actions of regulatory authorities. Our results are also affected by the market price of our stock, as the expense of certain of our employee stock compensation plans is related to the current price of our common stock.
Short-term market interest rates continued to increase during the first quarter of 2006 following increases during the entirety of 2005. The Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) increased the overnight lending rate 25 basis points at each of the regularly scheduled meetings beginning in June 2004 to the current rate of 4.75%. Intermediate-term market interest rates, those with maturities of two to five years, and long-term market interest rates, in particular the 10-year bond, also increased during the first quarter of 2006 at a similar pace as the short-term interest rates. The result of these market interest rate changes was the continuation of the flat market yield curve during the first quarter of 2006 that existed at the end of 2005.
The $106.1 million increase in interest income for the three-month period ended March 31, 2006, when compared to the prior year period, was primarily derived from the overall growth in our balance sheet, while the $74.3 million increase in interest expense reflected both the growth in our interest-bearing liabilities and increases in prevailing interest rates. The $31.8 million increase in the first quarter of 2006 in our net interest income, when compared to the same period in 2005, reflected the 41.1% growth in the average balance of our total interest-earning assets over the prior year period, as compared to the growth in the average balance of our total interest-bearing liabilities of 24.3% over that same period. This difference in the growth rates of interest-earning assets and interest-bearing liabilities, attributable to the completion of our second-step conversion and stock offering during 2005, offset the negative impact of the larger increase in short-term interest rates during 2005 and the first quarter of 2006 compared with the increase in long-term rates over that same period.
Our net interest margin decreased 28 basis points and our net interest rate spread decreased 75 basis points, when comparing the first quarter of 2006 with the corresponding period in 2005, as our interest income, in general, reflects movements in long-term rates while our interest expense, in general, reflects movements in short-term rates. This decrease in the net interest margin and net interest rate spread was also due, in part, to a shift in our interest-earning asset mix to shorter-term investment securities and variable-rate mortgage loans and mortgage-backed securities to help manage our interest rate risk. In addition, our interest-bearing liabilities reset to the current market interest rates faster than our interest-earning assets as changes to interest rates on our interest-bearing liabilities generally time movements in market interest rates while changes to interest rates on our interest-earning assets generally lag market interest rates due to normal commitment periods of up to 90 days.
We anticipate that short-term interest rates will continue to increase in 2006, as it is anticipated the FOMC will continue to increase the Fed funds rate at its current measured pace in the near term. We also anticipate long-term interest rates will increase at a similar rate. The result of this potential market interest rate scenario, where the market yield curve remains flat, would have a negative impact on our results of operations and our net interest margin as the yields on our interest-earning assets and the costs of our interest-bearing liabilities will increase at a similar rate, thus further narrowing the spread or maintaining the current narrow spread.
Total interest and dividend income for the three months ended March 31, 2006 increased $106.1 million, or 41.8%, to $359.7 million compared with $253.6 million for the three months ended March 31, 2005. This increase was primarily due to a $8.31 billion, or 41.1%, increase in the average balance of interest-earning assets to $28.54 billion for the three months ended March 31, 2006 from $20.23 billion for the three months ended March 31, 2005, reflecting our internally generated balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering. The increase in interest and dividend income was also due to a two basis point increase in the annualized weighted-

average yield on total average interest-earning assets to 5.04% for the first quarter of 2006 compared with 5.02% for the first quarter of 2005.
The $53.1 million increase in interest and fees on mortgage loans was due to the growth in the average balance of $3.79 billion. The $28.2 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $2.63 billion, which reflected the investment into short-term securities of part of the net proceeds from the second-step conversion and stock offering. The $21.6 million increase in interest on mortgage-backed securities was primarily due to a $1.70 billion increase in the average balance reflecting increased purchases of variable-rate securities during 2005 and the first quarter of 2006.
Total interest expense for the three months ended March 31, 2006 increased $74.3 million, or 58.2%, to $202.0 million compared with $127.7 million for the three months ended March 31, 2005. This increase was partially due to a $4.50 billion, or 24.3%, increase in the average balance of total interest-bearing liabilities to $23.04 billion for the three months ended March 31, 2006 compared with $18.54 billion for the corresponding period in 2005. The increase in the average balance of interest-bearing liabilities funded a portion of our asset growth. The increase in total interest expense was also due to a 77 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 3.56% for the three-month period ended March 31, 2006 compared with 2.79% for the three-month period ended March 31, 2005, which reflected the growth and repricing of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2005 and the first quarter of 2006.
The $47.8 million increase in interest expense on borrowed funds for the three months ended March 31, 2006 was due to an increase in the average balance of borrowed funds of $4.67 billion, which was primarily used to fund loan growth, and a 23 basis point increase in the annualized weighted-average cost, reflecting the rising market interest rate environment. The $26.5 million increase in interest expense on interest-bearing deposits was due to a 101 basis point increase in the annualized weighted-average cost due to the rising market interest rate environment and a shift by our customers, during 2005 and the first quarter of 2006, to higher costing short-term time deposits from our High Value Checking account product.
Net interest income for the three months ended March 31, 2006 increased $31.8 million, or 25.3%, to $157.7 million compared with $125.9 million for the corresponding period in 2005. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 1.48% for the first quarter of 2006 compared with 2.23% for the corresponding period in 2005. For the first quarter of 2006, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.17% compared with 2.45% for the corresponding 2005 period.
The increase in our net interest income reflected our overall internally generated balance sheet growth and the investment of the net proceeds from the second-step conversion and stock offering, partially offset by the increase in the costs of our deposits and borrowed funds. The decrease in the net interest rate spread and net interest margin was primarily due to the increase in the weighted-average cost of interest-bearing liabilities. The increase in the cost of our interest-bearing liabilities reflected the rising short-term interest rate environment and the borrowing of funds with longer terms to initial reprice or maturity than in previous periods. The lesser decrease in our net interest margin when compared to the decrease in our net interest rate spread reflected the receipt of the net proceeds from the second-step conversion and stock offering.

We did not provide for the allowance for loan losses during the three-month period ended March 31, 2006 as payment performance by borrowers remained strong during the first quarter of 2006, as evidenced by historically low loan delinquency rates across our portfolio. We provided $65,000 during the three-month period ended March 31, 2005. Net recoveries for the first quarter of 2006 were $500 compared with net recoveries of $4,000 for the corresponding 2005 period. The allowance for loan losses as a percent of total loans was 0.17% at March 31, 2006 compared with 0.18% at December 31, 2005. Non-performing loans at March 31, 2006 were $20.0 million compared with $19.3 million at December 31, 2005. The ratio of non-performing loans to total loans was 0.12% at March 31, 2006 compared with 0.13% at December 31, 2005. The ratio of allowance for loan losses to total non-performing loans was 136.96% at March 31, 2006 compared with 141.84% at December 31, 2005.
Total non-interest income for the three months ended March 31, 2006 was $1.3 million compared with $3.9 million for the corresponding 2005 period. The decrease in total non-interest income reflected decreases in gains on securities transactions, net, as no sales of securities occurred during the first quarter of 2006.
Total non-interest expense for the three months ended March 31, 2006 was $38.3 million compared with $30.8 million during the corresponding 2005 period. This increase reflected a $6.5 million increase in compensation and employee benefits primarily due to an increase in the expense related to our employee stock ownership plan, reflecting increases in our stock price. Expense related to our previously granted and unvested stock options, due to the adoption of SFAS No. 123(R), “Stock Based Compensation”, amounted to $533,000 during the first quarter of 2006. Our efficiency ratio for the three months ended March 31, 2006, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 24.09% compared with 23.71% for the corresponding 2005 period. Our annualized ratio of non-interest expense to average total assets for the three months ended March 31, 2006 was 0.53% compared with 0.60% for the corresponding period in 2005.
Income tax expense for the three months ended March 31, 2006 was $45.4 million compared with $37.0 million for the corresponding 2005 period. Our effective tax rate for the three months ended March 31, 2006 was 37.65% compared with 37.40% for the corresponding period in 2005. The 22.7% increase in income tax expense was primarily due to the 22.0% increase in income before income tax expense. Final regulations were issued in February 2006 by the State of New Jersey eliminating the deduction for dividends received from a real estate investment trust subsidiary. We do not expect this change to affect our 2006 state income tax expense or our effective tax rate. However, as a result of this change in tax regulations, we anticipate our effective tax rate may increase approximately 2% beginning in 2007.
Statement of Financial Condition Summary
Total assets increased $1.60 billion, or 5.7%, to $29.68 billion at March 31, 2006 from $28.08 billion at December 31, 2005, due to our internally generated growth. The increase in total assets reflected a $971.4 million increase in loans and a $513.5 million increase in total mortgage-backed securities.
The increase in loans reflected purchases and originations of first mortgage loans of approximately $811.2 million and $518.6 million, respectively, during the three-months ended March 31, 2006 compared with $785.6 million and $322.7 million, respectively, for the corresponding period in 2005. Of the first mortgage loans originated and purchased during the first quarter, approximately 18.35% were variable-rate loans. Loan originations and purchases were exclusively in one- to four-family mortgage loans. Purchased mortgage loans allow us to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model. At March 31, 2006, we were committed to purchase and originate $575.0 million and $293.0 million, respectively, of first mortgage loans, which are expected to settle during the second quarter of 2006.

The increase in total mortgage-backed securities reflected purchases of approximately $822.5 million, approximately 99.18% of which were variable-rate (adjustable annually) or hybrid (adjustable annually after fixed periods of three to five years) instruments. All of our mortgage-backed securities are directly or indirectly insured or guaranteed by a government agency or a government-sponsored enterprise. At March 31, 2006, we were committed to purchase $591.9 million of mortgage-backed securities, which are expected to settle during the second quarter of 2006.
Total liabilities increased $1.69 billion, or 7.4%, to $24.56 billion at March 31, 2006 from $22.87 billion at December 31, 2005. The increase in total liabilities primarily reflected a $1.50 billion increase in borrowed funds and a $138.4 million increase in deposits. The increase in borrowed funds was the result of securing $1.75 billion of new borrowings at a weighted-average rate of 4.11%. These new borrowings have final maturities of ten years and initial reprice dates ranging from one to three years. Of total borrowed funds, $8.30 billion are pursuant to repurchase agreements and $4.55 billion are advances from the Federal Home Loan Bank. The increase in total deposits reflected a $347.5 million increase in our time deposits and a $261.8 million increase in our money market checking accounts. These increases were partially offset by a $459.4 million decrease in our interest-bearing transaction accounts, due to customers shifting deposits to short-term time deposits.
We plan to grow our assets during the remainder of 2006 primarily through the origination and purchase of mortgage loans, while purchasing investment and mortgage-backed securities as a supplement to our investments in mortgage loans. We also plan that approximately half of the growth in interest-earning assets will be short-term or variable-rate in nature, in order to assist in the management of our interest rate risk. We consider a loan or security to be variable rate if there exists a contractual rate adjustment during the life of the instrument, including those variable-rate mortgage-related assets with three-, five- or ten-year initial fixed-rate periods.
The primary funding for our asset growth is expected to come from customer deposits and borrowed funds, using the funding source that is most reasonably priced given the overall market interest rate conditions. During the second half of 2005 and first quarter of 2006, we experienced extreme competitive pricing of short-term deposits in the New York metropolitan market. During this period, wholesale borrowing costs were more economical and reflective of current rates. We plan that the funds borrowed will primarily have initial non-call periods of one to five years and final maturities of ten years in order to extend the maturity of our liabilities and assist in the management of our interest rate risk. We intend to grow customer deposits by continuing to offer desirable products at competitive, but prudent rates and by opening new branch offices. During the first quarter of 2006 we opened three branch offices. The acquisition of Sound Federal Savings Bank will increase our deposit base and will give us access to deposits in seven of the top 50 counties in the United States ranked by median household income. We will continue to explore branch expansion opportunities in market areas that present superior opportunities for our traditional thrift model.
Total stockholders’ equity decreased $89.0 million to $5.11 billion at March 31, 2006 from $5.20 billion at December 31, 2005. The decrease was primarily due to repurchases of 9,237,000 shares of outstanding common stock at an aggregate cost of $119.0 million, cash dividends declared and paid to common stockholders of $41.4 million and a $16.5 million further increase in our accumulated other comprehensive loss primarily due to higher market interest rates decreasing the market value of our available for sale portfolio. These decreases to stockholders’ equity were partially offset by net income of $75.2 million for the first quarter of 2006, a $4.2 million increase due to the exercise of stock options, a $4.1 million permanent tax benefit due to the exercise of stock options and the vesting of employee stock benefit plans, and a $3.7 million increase due to the commitment of shares for our employee stock benefit plans.
As of March 31, 2006, 11,780,000 shares were available for repurchase under our existing stock repurchase program. At March 31, 2006, our stockholders’ equity to asset ratio was 17.23% and our year-to-date average stockholders’ equity to asset ratio was 17.99%. At March 31, 2006, our stockholders’ equity per common share, using the period-end share count of outstanding shares, less purchased but unallocated employee stock ownership plan shares and less purchased but unvested management plan shares, was $9.41.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates a total of 94 branch offices, with 87 branches in New Jersey, 4 branches in Suffolk County, NY and 3 branches in Richmond County (Staten Island), NY. Hudson City Savings currently has 1,123 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp and statements about the benefits of the merger between Hudson City Bancorp and Sound Federal Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, (1) general economic and market conditions; (2) legislative and regulatory conditions; (3) changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread; (4) changes in deposit flows, loan demand or real estate value; (5) other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations; (6) the businesses of Hudson City Bancorp and Sound Federal Bancorp may not be combined successfully, or such combination may take longer to accomplish than expected; (7) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; and (8) the stockholders of Sound Federal Bancorp may fail to approve the merger.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2006	2005
	(Unaudited)
	(In thousands)
Assets:
Cash and due from banks	$90,932	$97,672
Federal funds sold	14,170	4,587

Total cash and cash equivalents	105,102	102,259
Investment securities held to maturity	1,534,218	1,534,216
Investment securities available for sale	3,992,021	3,962,511
Federal Home Loan Bank of New York stock	274,212	226,962
Mortgage-backed securities held to maturity	4,800,674	4,389,864
Mortgage-backed securities available for sale	2,623,320	2,520,633
Loans	16,033,843	15,062,449
Deferred loan costs	5,784	1,653
Allowance for loan losses	(27,393)	(27,393)

Net loans	16,012,234	15,036,709
Foreclosed real estate, net	1,000	1,040
Accrued interest receivable	153,935	140,723
Banking premises and equipment, net	51,464	49,132
Other assets	127,396	111,304

Total Assets	$29,675,576	$28,075,353

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$11,051,360	$10,941,258
Noninterest-bearing	470,348	442,042

Total deposits	11,521,708	11,383,300
Repurchase agreements	8,300,000	7,900,000
Federal Home Loan Bank of New York advances	4,550,000	3,450,000

Total borrowed funds	12,850,000	11,350,000
Accrued expenses and other liabilities	191,429	140,577

Total liabilities	24,563,137	22,873,877

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 581,199,754 shares outstanding at March 31, 2006; 588,905,543 shares outstanding at December 31, 2005	7,415	7,415
Additional paid-in capital	4,537,339	4,533,329
Retained earnings	1,788,914	1,759,492
Treasury stock, at cost; 160,266,801 shares at March 31, 2006 and 152,561,012 shares at December 31, 2005	(908,564)	(798,232)
Unallocated common stock held by the employee stock ownership plan	(232,762)	(234,264)
Unearned common stock held by the recognition and retention plan	—	(2,815)
Accumulated other comprehensive loss, net of tax	(79,903)	(63,449)

Total stockholders’ equity	5,112,439	5,201,476

Total Liabilities and Stockholders’ Equity	$29,675,576	$28,075,353

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended March 31,
	2006	2005
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$209,187	$156,098
Interest and fees on consumer and other loans	3,514	2,301
Interest on mortgage-backed securities held to maturity	53,622	43,044
Interest on mortgage-backed securities available for sale	28,161	17,130
Interest on investment securities held to maturity	18,631	17,027
Interest and dividends on investment securities available for sale	42,557	16,020
Dividends on Federal Home Loan Bank of New York stock	2,508	1,176
Interest on federal funds sold	1,508	823

Total interest and dividend income	359,688	253,619

Interest Expense:
Interest on deposits	89,364	62,915
Interest on borrowed funds	112,645	64,818

Total interest expense	202,009	127,733

Net interest income	157,679	125,886

Provision for Loan Losses	—	65

Net interest income after provision for loan losses	157,679	125,821

Non-Interest Income:
Service charges and other income	1,264	1,136
Gains on securities transactions, net	—	2,737

Total non-interest income	1,264	3,873

Non-Interest Expense:
Compensation and employee benefits	26,352	19,930
Net occupancy expense	5,512	4,556
Federal deposit insurance assessment	424	408
Computer and related services	597	592
Other expense	5,400	5,279

Total non-interest expense	38,285	30,765

Income before income tax expense	120,658	98,929

Income Tax Expense	45,430	37,000

Net income	$75,228	$61,929

Basic Earnings Per Share (1)	$0.14	$0.11

Diluted Earnings Per Share (1)	$0.13	$0.11

Weighted Average Number of Common Shares Outstanding (1):
Basic	548,957,071	574,236,047

Diluted	561,308,749	588,442,513

(1)	All prior period share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended March 31,
	2006				2005
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$15,162,365	$209,187	5.52%		$11,371,846	$156,098	5.49%
Consumer and other loans	242,588	3,514	5.79		159,430	2,301	5.77
Federal funds sold	140,093	1,508	4.37		138,997	823	2.40
Mortgage-backed securities at amortized cost	7,157,847	81,783	4.57		5,455,509	60,174	4.41
Federal Home Loan Bank of New York stock	247,920	2,508	4.05		140,500	1,176	3.35
Investment securities at amortized cost	5,592,877	61,188	4.38		2,961,077	33,047	4.46

Total interest-earning assets	28,543,690	359,688	5.04		20,227,359	253,619	5.02

Noninterest-earnings assets	307,306				313,892

Total Assets	$28,850,996				$20,541,251

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$796,279	1,943	0.99		$919,453	2,245	0.99
Interest-bearing transaction accounts	3,404,928	28,081	3.34		4,320,858	27,298	2.56
Money market accounts	426,629	1,993	1.89		568,706	1,441	1.03
Time deposits	6,344,647	57,347	3.67		5,325,551	31,931	2.43

Total interest-bearing deposits	10,972,483	89,364	3.30		11,134,568	62,915	2.29
Repurchase agreements	8,149,444	73,828	3.67		5,542,222	47,106	3.45
Federal Home Loan Bank of New York advances	3,922,389	38,817	4.01		1,860,000	17,712	3.86

Total interest-bearing liabilities	23,044,316	202,009	3.56		18,536,790	127,733	2.79

Noninterest-bearing liabilities:
Noninterest-bearing deposits	438,190				418,585
Other noninterest-bearing liabilities	179,056				146,423

Total noninterest-bearing liabilities	617,246				565,008

Total liabilities	23,661,562				19,101,798
Stockholders’ equity	5,189,434				1,439,453

Total Liabilities and Stockholders’ Equity	$28,850,996				$20,541,251

Net interest income/net interest rate spread (2)		$157,679	1.48%			$125,886	2.23%

Net interest-earning assets/net interest margin (3)	$5,499,374		2.17%		$1,690,569		2.45%

Ratio of interest-earning assets to interest-bearing liabilities			1.24	x			1.09	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	At March 31, 2006, the weighted-average rate on our outstanding interest-earning assets, other than our FHLB stock, was as follows: first mortgage loans, 5.67%, consumer and other loans, 5.88%, federal funds sold, 4.75%, mortgage-backed securities, 4.82%, investment securities, 4.38%. At March 31, 2006, the weighted-average rate on our outstanding interest-bearing liabilities was as follows: savings accounts, 0.98%, interest-bearing transaction accounts, 3.42%, money market accounts, 2.57%, time deposits, 3.85%, borrowed funds, 3.76%.

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended March 31,
	2006	2005
Return on average assets	1.04%	1.21%

Return on average stockholders’ equity	5.80	17.21

Net interest rate spread	1.48	2.23

Net interest margin	2.17	2.45

Non-interest expense to average assets	0.53	0.60

Efficiency ratio (2)	24.09	23.71

Dividend payout ratio (3)	53.57	56.36

Cash dividends paid per common share (3)	$0.075	$0.062

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

(3)	All prior period share and per share data has been adjusted to reflect the 3.206 to 1 stock split effected as part of the second-step conversion and stock offering completed June 7, 2005.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios

	At or For The	At or For The
	Period Ended	Period Ended
	March 31,	December 31,
	2006	2005
Asset Quality Ratios:

Non-performing loans to total loans	0.12%	0.13%

Non-performing assets to total assets	0.07	0.07

Allowance for loan losses to non-performing loans	136.96	141.84

Allowance for loan losses to total loans	0.17	0.18

Capital Ratios:

Average stockholders’ equity to average assets	17.99%	15.10%

Stockholders’ equity to assets	17.23	18.53

Book value per common share	$9.41	$9.44

Regulatory Capital Ratios:

Bank:

Tangible capital	13.92%	14.68%

Leverage (core) capital	13.92	14.68

Total risk-based capital	39.03	41.31
Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

March 31,
2006
Total stockholders’ equity at (thousands)	$5,112,439

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(160,266,801)

Shares outstanding	581,199,754
Unallocated ESOP shares	(37,284,657)
Unvested RRP shares	(540,849)

Book value shares	543,374,248

Book value per share	$9.41

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